EXHIBIT 10.1
AMENDED AND RESTATED
PRIMUS GUARANTY, LTD.
RESTRICTED SHARE UNIT DEFERRAL PLAN
Primus Guaranty, Ltd. (the “Company”) established the Primus Guaranty, Ltd. Restricted Stock Unit Deferral Plan, effective as of December 31, 2007, and hereby amends and restates the Primus Guaranty, Ltd. Restricted Stock Unit Deferral Plan as the Amended and Restated Primus Guaranty, Ltd. Restricted Share Unit Deferral Plan (the “Deferral Plan”), effective as of July 29, 2010.
1. Purpose of Plan. The Primus Guaranty, Ltd. 2004 Share Incentive Plan and the Primus Guaranty, Ltd. Incentive Compensation Plan (each, a “Compensation Plan,” and collectively, the “Compensation Plans”) provide for the grant of restricted share units (the “Restricted Units”). The committee appointed by the Board of Directors to administer the Compensation Plans (the “Committee”) has granted Restricted Units to certain participants (“Participants”) in the Compensation Plans. The Company wishes to permit Participants to defer distributions associated with their Restricted Units until the Participants separate from service with the Company and its affiliates. All deferral elections under the Deferral Plan shall be made in accordance with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder. Primus Asset Management, Inc., CypressTree Investment Management, LLC, Primus Guaranty (UK) Ltd. and the Company are each sponsors of the Compensation Plans for their respective employees and will provide all benefits and payments under the Compensation Plans to their respective employees.
2. Deferral Elections.
(a) 2007 Deferral Elections. The Committee may permit a Participant to make an irrevocable election on or before December 31, 2007 to defer payment of any Restricted Units that have not vested as of December 31, 2007. The deferral election shall be made on terms determined by the Committee, provided that the Participant shall not be permitted in calendar year 2007 (i) to change payment elections with respect to amounts that the Participant would otherwise receive in 2007 or (ii) to cause payments to be made in the 2007 calendar year. If a Participant makes an election in accordance with this Section 2(a), subject to Sections 6 and 7 below, payment will be made within ten business days following the Participant’s separation from service from the Company, as defined by section 409A of the Code (“Separation from Service”).
(b) 2008 and Subsequent Elections. The Committee may permit a Participant to elect to defer payment of Restricted Units that are granted on or after January 1, 2008. Each such election must be made prior to January 1 of the first calendar year in which the services related to the applicable Restricted Units are performed, or such other date as is permitted by section 409A of the Code, on a form and on terms determined by the Company. Any such election shall be irrevocable. If a Participant makes an election in accordance with this Section 2(b), subject to Sections 6 and 7 below, payment will be made within ten business days following the Participant’s Separation from Service.

3. Payment. Subject to Sections 6 and 7 below, a Participant’s deferred Restricted Units shall be paid to the Participant, or in the event of the Participant’s death, to the Participant’s estate, in Shares (as defined in the Compensation Plans) within ten business days following the Participant’s Separation from Service. The Restricted Units shall be paid in the form of whole Shares issued under the Compensation Plans. All payments under the Deferral Plan are subject to applicable tax withholding.
4. Administration. All Restricted Units shall be awarded and paid pursuant to the Compensation Plan under which they were granted, the terms of which are incorporated herein by reference. In the event of a change in capitalization or other corporate event described in the applicable Compensation Plan, pursuant to which awards granted under such plan are to be adjusted, the Restricted Units shall be appropriately adjusted by the Committee. The Company shall establish a bookkeeping account on its records for each Participant, to which shall be credited the Participant’s deferred Restricted Units. The Deferral Plan shall be an unfunded plan. The Committee shall have the discretionary authority to interpret and administer the Deferral Plan, and the Committee’s decisions shall be conclusive as to any questions arising hereunder.
5. Dividend Payments. In the event that the Company declares a cash dividend, each Participant who has deferred and not yet received distribution of his Restricted Units shall receive an amount equal to the product of (x) and (y), where (x) equals the number of Restricted Units which the Participant has deferred and not yet received as of the date on which such cash dividend is declared and (y) equals the per Share cash dividend declared by the Company. Such amount shall be paid to the applicable Participant in a lump sum cash payment within fifteen days following the date on which the Company pays the applicable cash dividend (but no later than December 31 of the calendar year in which such payment date occurs), and shall be subject to applicable withholding taxes.
6. Corporate Dissolution. In the event of a corporate dissolution which meets the requirements of Treasury Regulation §1.409A-3(j)(4)(ix)(A), the Deferral Plan shall be terminated and liquidated in accordance with section 409A of the Code, and the Shares underlying all deferred Restricted Units shall be distributed.

7. Section 409A Compliance. The Deferral Plan is intended to comply with the requirements of section 409A of the Code, and shall in all respects be administered in accordance with section 409A. Notwithstanding anything in the Deferral Plan to the contrary, distributions may only be made under the Deferral Plan upon an event and in a manner permitted by section 409A of the Code. All payments to be made upon a Separation from Service under the Deferral Plan may only be made upon a “separation from service” under section 409A of the Code. Notwithstanding any other provision contained herein, if a Participant who is a “specified employee”, determined in accordance with section 409A of the Code, becomes entitled to receive a distribution of Shares underlying Restricted Units on account of his Separation from Service, the distribution may not be made earlier than six months following the date of the Participant’s Separation from Service, if required by Code section 409A and the regulations thereunder. If distributions are delayed pursuant to Code section 409A, the Shares withheld on account of Code section 409A shall be paid within fifteen days after the end of the six-month period. If the Participant dies during such six-month period, the Shares withheld on account of section 409A shall be paid to the Participant’s estate within sixty days following the Participant’s death.
8. Taxation. In the event that any award of Restricted Units is taxable to a Participant prior to the date on which the Participant receives payment or distribution with respect to the award, by reason of section 409A of the Code or section 457A of the Code, or with respect to FICA tax under the Code, then, to the extent permitted by sections 409A and 457A of the Code, the Company may determine that the Participant may receive a payment or distribution with respect to the award at the time the award is includible in the Participant’s taxable income or taxable for FICA purposes. Such payment or distribution shall be equal to the Participant’s U.S. federal, state, and local tax obligations resulting from the inclusion in income of the award under section 409A or 457A of the Code or taxation for FICA purposes, as applicable. The cash or Shares otherwise payable to the Participant pursuant to the award shall be reduced by the payment or distribution made to the Participant with respect to the early taxation of the award.
IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this amended and restated Deferral Plan, as of the 29th day of July, 2010.

PRIMUS GUARANTY, LTD.
By:

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